                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-11(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)1



                              OCULAR SCIENCES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   675744 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/98
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]   Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)

---------------

1. The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

-------------------------                              -------------------------
                                       13G
CUSIP NO.  675744 10 6                                         PAGE 2 OF 4 PAGES

---------------------------------------                -------------------------

--------- ----------------------------------------------------------------------
   1      Names of Reporting Persons
          I.R.S. Identification NOS. of Above Persons (ENTITIES ONLY)

          ALLERGAN, INC.
--------- ----------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group*              (a) [ ]
                                                                         (b) [ ]
--------- ----------------------------------------------------------------------
   3      SEC Use Only
--------- ----------------------------------------------------------------------
   4      Citizenship or Place of Organization

          UNITED STATES
--------- ----------------------------------------------------------------------
                            5
                                 SOLE VOTING POWER
       NUMBER OF                 0
                          ------ -----------------------------------------------
         SHARES             6    SHARED VOTING POWER
 BENEFICIALLY OWNED BY
                                 0
                          ------ -----------------------------------------------
 EACH REPORTING PERSON      7    SOLE DISPOSITIVE POWER
          WITH
                                 0
                          ------ -----------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                 0
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          CO
--------- ----------------------------------------------------------------------

                                Page 2 of 4 pages

ITEM 1.

        (a)    Name of Issuer:  Ocular Sciences, Inc. ("Issuer")

        (b)    Address of Issuer's Principal Executive Offices:
               475 Eccles Avenue
               S. San Francisco, CA  94080

ITEM 2.

        (a)    Name of Person Filing:    Allergan, Inc.

        (b)    Address of Principal Business Office or, if none, Residence:

                      2525 Dupont Drive
                      Irvine, CA  92612

        (c)    Place of Organization:   Delaware

        (d)    Title of Class of Securities:  Common Stock

        (e)    CUSIP Number: 675744 10 6

ITEM 3.     NOT APPLICABLE.

ITEM 4      OWNERSHIP.

        (a)    Amount Beneficially Owned: 0 shares

        (b)    Percent of Class:  0%

        (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:  0

               (ii)   shares power to vote or to direct the vote:  0

               (iii)  sole power to dispose or to direct the disposition of:  0

               (iv)   shared power to dispose or to direct the disposition of: 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

                                Page 3 of 4 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   February 4, 1999
                                   Date

                                   ALLERGAN, INC.


                                   /s/ Douglas S. Ingram
                                   Signature
                                   ---------------------------------------------

                                   Douglas S. Ingram, Assistant Secretary
                                   ---------------------------------------------
                                   Name/Title


                                Page 4 of 4 pages